Exhibit 99.1
[PEDIATRIX MEDICAL GROUP, INC. LETTERHEAD]
April 27, 2006
Dear Shareholder:
     On April 4, 2006, we announced a 2-for-1 stock split of Pediatrix Medical Group Inc.’s common stock. As a result of the stock split, shareholders of record as of April 13, 2006, will receive one share of common stock for every share owned. We are pleased to enclose a certificate representing the shares of common stock to which you are entitled as a result of the stock split. Please do not return or destroy your existing certificates as they continue to represent the shares you owned prior to the stock split. No fractional shares are being issued. In order to make this stock split possible, our Board of Directors also authorized the amendment of our Articles of Incorporation to increase the number of our authorized shares of common stock from 50 million to 100 million.
     In accordance with the Preferred Share Purchase Rights Plan dated as of March 31, 1999 between us and Computershare Trust Company, N.A. (successor to Bank Boston, N.A.), as rights agent, each share of our common stock, including the shares issued in connection with the stock split, is accompanied by a right to purchase Series A Junior Participating Preferred Stock, which we refer to as preferred shares. In connection with the stock split:
•	The number of preferred shares purchasable upon the exercise of the right accompanying each share of our common stock will be decreased from one one-thousandth of a preferred share to one two-thousandth of a preferred share and

•	the redemption price for each such one two-thousandth of a preferred share will be decreased by one-half from $0.005 to $0.0025.
The Plan was filed as Exhibit 4.1 to our Form 8-K filed with the Securities and Exchange Commission on April 6, 1999. Please see the Plan and the Form 8-K, for a more complete description of the terms of the Plan and the adjustments made in connection with the stock split.
     While we are not in a position to provide you with tax advice, the following is a general summary of anticipated U.S. federal income tax treatment of the stock split. You will not recognize any gain or loss under current U.S federal income tax laws as a result of the stock split. In general, your tax basis in a share of common stock you hold immediately prior to the distribution will be divided equally between that old share and the new share distributed to you, and your holding period for a new share will include your holding period for the old share on which it is distributed. If you acquired shares of common stock at different times or different purchase prices, in certain circumstances you may be able to identify specific shares sold in the future, provided you have followed appropriate recordkeeping and identification procedures. Please note that the stock split may also have tax consequences under applicable state, local, foreign or other tax laws. We urge you to consult your own tax adviser for more detailed information regarding your tax treatment, not only with respect to your specific U.S. federal income tax consequences and tax consequences arising under other applicable laws, but also with respect to the ability to identify specific shares sold in the future.
     We are excited and confident about our future and appreciate your continued support.

Sincerely,
/s/ Roger J. Medel, M.D.
Roger J. Medel, M.D.
Chief Executive Officer